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                                                                Exhibit 12A
                                                                Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED


                                                                 Nine Months Ended
                                                            --------------------------------
                                                            September 30,      September 30,
                                                                1999               1998
                                                            ------------        ------------


OPERATING REVENUES                                            $3,385,689         $3,226,975
                                                               ---------          ---------

OPERATING EXPENSES                                             2,578,059          2,525,769
  Interest portion of rentals (A)                                 24,969             21,424
  Fixed charges of service company
    subsidiaries (B)                                               4,165              1,891
                                                               ---------          ---------
        Net expense                                            2,548,925          2,502,454
                                                               ---------          ---------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                            3,204              4,285
   Equity in undistributed earnings
     of affiliates, net                                           79,370             42,882
   Other income, net                                              77,283             44,377
  Minority interest net income                                    (1,796)           (1,457)
                                                               ---------           -------
        Total other income and deductions                        158,061             90,087
                                                               ---------           --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                                      $  994,825         $  814,608
                                                               =========          =========

FIXED CHARGES:
   Interest on funded indebtedness                            $  286,672         $  241,264
   Other interest (C)                                             46,455             49,312
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                            13,934             13,762
   Interest portion of rentals (A)                                24,969             21,424
                                                               ---------          ---------
        Total fixed charges                                   $  372,030         $  325,762
                                                               =========          =========

RATIO OF EARNINGS TO FIXED CHARGES                                  2.67               2.50
                                                                    ====               ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                                 2.67               2.50
                                                                    ====               ====
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                                                                   Exhibit 12A
                                                                   Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED




NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $19,752 and $21,666 for the nine month periods ended September 30, 1999 and 1998, respectively and amount for trust preferred securities of $4,673 for the nine month period ended September 30, 1999.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                                   Nine Months Ended
                                                           --------------------------------
                                                           September 30,     September 30,
                                                               1999                1998
                                                            ---------           -----------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries                   $636,729              $502,608

Income before extraordinary item in 1998 and
 preferred stock dividends of subsidiaries                    394,156               310,924

Pretax earnings ratio                                          161.5%                161.6%

Preferred stock dividends of subsidiaries                       8,628                 8,516

Preferred stock dividends of subsidiaries on
 a pretax basis                                                13,934                13,762





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